                                                                 No. TCL-698-93

                                                                Revised 1/10/94


                                  LICENSE AGREEMENT



                                         For



                 ULTRA-WIDEBAND (UWB) IMPULSE RADAR-BASED TECHNOLOGY
                             FOR AUTOMOTIVE FIELD OF USE



                                       Between



                     THE REGENTS OF THE UNIVERSITY OF CALIFORNIA



                                         and



                                AMERIGON, INCORPORATED
                               LLNL Case No. TCL-698-93




                        Lawrence Livermore National Laboratory
                               University of California
                      P.O. Box 808, L-795, Livermore, CA  94550
                       Technology Transfer Initiatives Program
                                    1-24, 1994



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                                                                  No. TCL-698-93

                                  TABLE OF CONTENTS


1.  Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
2.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
3.  License Grant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
4.  Royalties and Payments . . . . . . . . . . . . . . . . . . . . . . . . . 10
5.  Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
6.  Progress and Royalty Reports . . . . . . . . . . . . . . . . . . . . . . 13
7.  Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
8.  Life of the Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 15
9.  Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
10. Termination by THE REGENTS . . . . . . . . . . . . . . . . . . . . . . . 16
11. Termination by the Licensee. . . . . . . . . . . . . . . . . . . . . . . 17
12. Disposition of Licensed Products on Hand upon Termination. . . . . . . . 17
13. Patent Prosecution and Maintenance . . . . . . . . . . . . . . . . . . . 17
14. Use of Names and Trademarks and Nondisclosure of Agreement . . . . . . . 19
15. Limited Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
16. Patent Infringement. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
17. Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
18. Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
19. Indemnification and Insurance. . . . . . . . . . . . . . . . . . . . . . 23
20. Late Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
21. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
22. Governing Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
23. Patent Marking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
24. Government Approval or Registration. . . . . . . . . . . . . . . . . . . 26
25. Export Control Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
26. Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
27. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Exhibit A: "The Regents Intellectual Property Rights". . . . . . . . . . 29
    Exhibit B:  License Fees and Royalty Rates . . . . . . . . . . . . . . . 30

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                                                                  No. TCL-698-93

                                LICENSE AGREEMENT FOR

                 ULTRA-WIDEBAND (UWB) IMPULSE RADAR-BASED TECHNOLOGY
                             FOR AUTOMOTIVE FIELD OF USE


This Limited Exclusive Agreement is made this 20 day of January, 1994 (the "Effective Date") between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, (hereinafter referred to as "THE REGENTS"), a corporation organized and existing under the laws of the State of California and having its statewide administration address at 300 Lakeside Drive, Oakland, California 94612-3550, and AMERIGON, INCORPORATED (hereinafter referred to as "Licensee"), a corporation duly organized under the laws of California, and having its principal place of business at 3601 Empire Avenue, Burbank, CA 91505. Both Parties to this Agreement are hereinafter jointly referred to as the "Parties". This Agreement and the resulting license is subject to overriding obligations to the Federal Government pursuant to the provisions of THE REGENTS' Contract No. W-7405-ENG 48 with the United States Department of Energy (DOE) for the operation of the Lawrence Livermore National Laboratory ("LLNL"), and the license grant is subject to DOE grant of rights in THE REGENTS' Intellectual Property Rights to THE REGENTS.


                                   1.  BACKGROUND

1.1 Certain inventions related to the UWB Impulse Radar are described in LLNL Invention Disclosures IL-9092, "Ultra Wideband Radar Motion Sensor," (U.S. Patent Application No. 08044717); IL-9091, "A Differential Receiver for Ultra-Wideband Signals," (U.S. Patent Application No. 08044745); and IL-9318: "Two Terminal Micropower Radar Sensor" [hereinafter collectively referred to as "THE REGENTS' Intellectual Property Rights"] which were made in the course of LLNL research.


WHEREAS, THE REGENTS is the owner of certain intellectual property rights described herein;


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                                                                  No. TCL-698-93

WHEREAS, THE REGENTS desires to have THE REGENTS' Intellectual Property
      Rights (as later defined herein) utilized in the public interest and is willing to grant a license thereunder;

WHEREAS, Licensee has represented to THE REGENTS to induce THE REGENTS to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing and sale of products similar to the "Licensed Product(s)" (as later defined herein), and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the THE REGENTS' Intellectual Property Rights commercially so that public utilization and royalty income to THE REGENTS shall result therefrom; and

WHEREAS, Licensee desires to obtain a license under THE REGENTS' Intellectual
      Property Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                   2.  DEFINITIONS

2.1 "Affiliate(s)" of a party means any entity which, directly or indirectly, controls such party, is controlled by such party or is under common control with such party, "control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such Affiliate, or if not, the capacity to elect at least half of the members that control at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law shall not permit foreign equity participation of a majority, then an "Affiliate" shall include any company in which Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock

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                                                                  No. TCL-698-93

      or voting rights permitted by local law. Each reference to Licensee herein shall be meant to include its Affiliate(s).

2.2 "Field-of-Use" shall mean use of the Licensed Product in the following three applications for passenger vehicles, trucks, minivans, and buses:

      (a)  Application: Intelligent Cruise Control.
               Broad band radar sensors for use as part of an intelligent cruise control system. An example is a forward looking radar sensor that measures the distance and/or velocity to a car in the direction of travel and is part of a system that regulates the spacing between cars.

      (b)  Application: Airbag Crash Systems.
               Broad band radar sensors that sense a crash and sensors that activate, monitor, arm and modify the deployment of driver and passenger airbag systems, seat belt pretensioning systems, and seat belt systems. Examples are frontal, side and rear collision sensors used to deploy these airbags.

      (c)  Application: Position Sensors.
               Sensor and control devices that employ position sensing in their function, and that measure attributes within and external to the vehicle (e.g., throttle position, occupant sensors, blind spot, suspension system sensing, seat position, steering wheel position, and vehicle height sensing).

      All applications not specifically set forth above are excluded from this license including, but not limited to, collision warning, collision avoidance, fuel tank fill status, and car alarm systems.


2.3 "Licensed Patent(s)" shall mean any and all of THE REGENTS Patent Rights granted to Licensee under this Agreement.

2.4   A "Licensed Product" shall mean any product or part thereof which:

      (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in THE REGENTS'


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                                                                  No. TCL-698-93

           Intellectual Property Rights in the country in which any Licensed Products are made, used or sold;

      (b) is derived from THE RIGHTS' Intellectual Property Rights related to or described in patents and disclosures in Exhibit A; and

      (c)  is sold, manufactured or used in any country under this Agreement.

2.5 "Net Selling Price" as used in this Agreement for the purpose of computing royalties shall mean gross invoice selling price of the Licensed Product, f.o.b. factory, after deduction of normal and customary trade, quantity and cash discounts and allowances or credits to customers on account of returns, but before deduction of any other items, including but not limited to, freight allowances, packing costs, costs of insurance or agents' commissions.

2.6 "Net Sales" shall mean LICENSEE'S billings for Licensed Products produced hereunder, less the sum of the following:

      (a)  discounts allowed in amounts customary in the trade;

      (b) sales taxes, customs and tariff duties, and/or use taxes which are directly imposed and are with reference to particular sales;

      (c)  outbound transportation prepaid or allowed; and

      (d)  amounts allowed or credited on returns.

      Net sales shall not include sales to the U.S. Government. No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections.

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                                                                  No. TCL-698-93

      Licensed Products shall be considered "sold" when billed out or invoiced.

2.7 "Patent Right(s)" shall mean all of the following of THE REGENTS' Intellectual Property Rights:

      (a) the United States and foreign patents and/or patent applications listed in Exhibit A;

      (b) United States and foreign patents issued from the applications covered by the technology listed in Exhibit A and from divisionals and continuations of these applications;

      (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A;

      (d) any reissues of United States patents described in (a), (b), or (c) above.

2.8 "THE REGENTS' Intellectual Property Rights" shall mean patent rights to subject matter claimed in or disclosed in Exhibit A, which is attached and incorporated herein.

2.9   "Territory": Worldwide, for countries covered by Licensed Patents.

                                  3.  LICENSE GRANT

3.1 Subject to certain conditions stated herein, THE REGENTS hereby grants to the Licensee a nontransferable (except as expressly provided herein) limited exclusive, royalty-bearing license under THE REGENTS Patent Rights to make, have made, use, lease and sell the Licensed Products in the Territory for the

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                                                                  No. TCL-698-93

      Field-of-Use set forth under Article 2.2 for the term set forth under
      Article 8, unless sooner terminated according to the terms hereof.

3.2 THE REGENTS also grants to LICENSEE the right to issue royalty-bearing sublicenses to third parties, only in said Field of Use (set forth in Article 2.2), to make, use, and sell Licensed Products, provided LICENSEE has current rights in said Field of Use herein under this Agreement at the time of such sublicenses.

      However, the LICENSEE shall notify THE REGENTS in writing in advance of final license negotiations and prior to execution of a sublicense with all potential sublicensees.

      LICENSEE agrees to require its sublicensees to give preference that any Licensed Products for applications, use or sale shall be manufactured substantially in the United States.

      The LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which the LICENSEE's exclusive rights, privileges and license hereunder shall terminate.

      The LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to THE REGENTS of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. The LICENSEE further agrees to attach copies of this Agreement to sublicense agreements.

      The LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of THE REGENTS, which shall not be unreasonably withheld.

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                                                                  No. TCL-698-93

3.3 Any sublicenses granted by LICENSEE shall include all of the rights and obligations due THE REGENTS that are contained in this Agreement.

3.4 LICENSEE shall provide THE REGENTS with a copy of each sublicense issued hereunder within thirty (30) days of the execution of such sublicense agreement; collect payment of all royalties due THE REGENTS from the sale of Licensed Product by any sublicensees; pay THE REGENTS the amounts due and collected from sublicensees in a timely manner; and summarize and deliver all reports due TO REGENTS from sublicensees according to the schedule set forth in Article 6 (PROGRESS AND ROYALTY REPORTS) of this Agreement.

3.5 The license granted hereunder shall not be construed to confer any rights upon the LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth herein.

3.6   THE REGENTS expressly reserve the right to use THE REGENTS'
      Intellectual Property Rights, Licensed Product(s), and associated technology for educational and research purposes.

3.7 Any license granted hereunder shall be subject to the prior license retained by the Federal Government which consists of a nonexclusive, nontransferable, irrevocable, paid-up license to practice the Licensed Patent(s) or have the Licensed Patent(s) practiced for or on behalf of the United States throughout the world.

3.8 The parties acknowledge that the Federal Government has certain march-in rights to THE REGENTS' Intellectual Property Rights in accordance with 35 USC 203.

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                                                                  No. TCL-698-93

3.9 Nothing in this License Agreement shall cause LICENSEE to give up or transfer to Licensor any rights to improvements or developments made by LICENSEE.

                              4.  ROYALTIES AND PAYMENTS

4.1 The license-issue fee and royalty rate for the license that is the subject of this Agreement shall be in accordance with this Article 4.

4.2 Royalties and fees due hereunder shall accrue and be paid to THE REGENTS according to this Article 4 and the attached Exhibit B which is incorporated herein as if fully set forth.

4.3 Where Licensed Products are not sold, but are otherwise disposed of or used, the Net Selling Price of such products and/or processes for the purposes of computing royalties shall be the selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by the LICENSEE. Where such products are not currently being offered for sale by the LICENSEE, the Net Selling Price of products otherwise disposed of or used, for the purpose of computing royalties, shall be the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers.
      Where such products are not currently sold or offered for sale by others, then the Net Selling Price, for the purpose of computing royalties, shall be the LICENSEE's cost of manufacture determined by the LICENSEE's customary accounting procedures, plus the LICENSEE's standard mark-up. Nothing in this paragraph shall require licensee to keep track of or account for Licensed Products used internally by LICENSEE for process development, test, demonstration, prototype samples for the purpose of creating customer interest or acceptance, or Licensed Products manufactured but unsold and unused.

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                                                                  No. TCL-698-93

4.4 Under this Agreement, Licensed Products shall be considered to be sold when invoiced, or if not invoiced, when delivered for use or lease to a third party, except that upon expiration of any patent covering such Licensed Products, or upon any termination of license, all shipments made on or prior to the day of such expiration or termination which have not been billed out prior thereto shall be considered as sold (and therefore subject to royalty). Royalties paid on Licensed Products which are not accepted or paid by the customer shall be credited to the LICENSEE.

4.5 The LICENSEE shall pay to THE REGENTS a minimum annual royalty as defined in Exhibit B. This minimum annual royalty shall be paid to THE REGENTS by January 1 of each year and shall be credited against the earned royalty due and owing for that calendar year.

4.6 The LICENSEE shall pay THE REGENTS an earned royalty, as defined in the attached Exhibit B, which is incorporated herein as if fully set forth, on all Licensed Products sold or used by Licensee and any sublicensee.

4.7 Earned royalties for Licensed Products sold under this Agreement in any country outside the United States shall accrue to THE REGENTS for the duration of THE REGENTS' patent rights in that country.

4.8 Earned royalties accruing to THE REGENTS shall be paid to THE REGENTS by February 28, May 31, August 31, and November 30. Each such payment to THE REGENTS will be for any and all royalties which accrued to THE REGENTS within the most recently completed calendar quarter, less any credits for minimum royalties paid per Article 4.5 above.

4.9 All monies due THE REGENTS shall be payable in United States funds collectible at par in San Francisco, California. When

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                                                                  No. TCL-698-93

      Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which Licensed Products were sold and then converted into equivalent United States Funds. The exchange rate will be that established by the Bank of America in New York, New York on the last business day of the reporting period and will be quoted in the Continental terms methods of quoting exchange rates (local currency per U.S. dollar).

4.10 Royalties earned with respect to sales occurring in any country outside the United States shall not be reduced by any value-added taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. The LICENSEE shall be responsible for all bank transfer charges.

4.11 If at any time legal restrictions prevent the prompt remittance by the LICENSEE of part or all royalties due with respect to any country outside the United States where a Licensed Product is sold, the LICENSEE shall have the right and option to make such payments by depositing the amount thereof in local currency to THE REGENTS' account in a bank or other depository in such country.

4.12 No royalties shall be collected or paid hereunder on Licensed Products distributed to or used by the United States Government including any agency thereof and the amount charged for such sales to the United States Government will be reduced by an amount equal to the royalty otherwise due THE REGENTS.

4.13 Notwithstanding any other provision of this agreement, no royalty payments are due or payable on any products not covered by outstanding patent filing(s) or then currently valid Licensed Patent(s).

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                                                                  No. TCL-698-93

                                  5.  DUE DILIGENCE

5.1 The LICENSEE, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor, and comply with the minimum royalties specified in Part C of Exhibit B.

      In addition, LICENSEE, as a condition to maintain the exclusive license for each of the three applications identified in Article 2.1, the LICENSEE must achieve commercial sales of products by the end of 1998. Commercial sales are defined as sales or non-prototype products to at least one original equipment manufacturer. Failure to achieve commercial sales for a particular application will result in the loss of exclusivity of the license for that application, in which event THE REGENTS will have the right to grant other entities a non-exclusive license for that application at terms no more favorable than those of the LICENSEE.

5.2 The LICENSEE shall be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations in accordance with this Agreement.

                           6.  PROGRESS AND ROYALTY REPORTS

6.1 Prior to the first sale of Licensed Product(s) anywhere in the world, the LICENSEE shall submit a progress report covering the LICENSEE's activities related to the development and testing of the Licensed Product(s). After the first such sale and/or commercial use, the LICENSEE shall submit a quarterly royalty report by February 28, May 31, August 31, and November 30 of each calendar year for the most recently completed calendar

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                                                                  No. TCL-698-93

      quarter, giving such particulars of the business conducted by the LICENSEE under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

      (a) number of Licensed Products in each application manufactured and sold;

      (b) the gross sales and Net Selling Price of Licensed Products sold by LICENSEE during the most recently completed calendar quarter;

      (c) the royalties, in U.S. dollars, payable hereunder with respect to such sales;

      (d) the names and addresses of the sublicenses, if any, granted, and royalty consideration received, and the number, description, and aggregate Net Selling Price of Licensed Products sold or otherwise disposed of during the preceding three (3) calendar months and upon which royalty is payable as provided in Article 4 above. (The first royalty report shall include such sublicenses and/or Licensed Products sold or otherwise disposed of, between the date of patent application filing and the date of such report); and

      (e) with each such report submitted, the LICENSEE shall pay to THE REGENTS the royalties due and payable under this Agreement. If no royalties shall be due, the LICENSEE shall so report.

6.2 On or before the sixtieth (60th) day following the close of the LICENSEE's fiscal year, the LICENSEE shall provide THE REGENTS with the LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

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                                                                  No. TCL-698-93

6.3 If no acquisition of Licensed Product(s) has been made during any reporting period, a statement to that effect shall be required in the royalty report filed for that period.

                                7.  BOOKS AND RECORDS

7.1 The LICENSEE shall keep books and records accurately showing all Licensed Product(s) developed, manufactured, used, and/or acquired under the terms of this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection by representatives or agents of THE REGENTS at all reasonable times, provided that reasonable notice is given.

7.2 The fees and expenses incurred by THE REGENTS' representatives or agents to perform an examination of the royalty reports shall be borne by THE REGENTS. However, if an error in the royalty accounting of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses incurred by THE REGENTS' examination shall be borne by the LICENSEE.

                              8.  LIFE OF THE AGREEMENT

8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect for the life of the last-to-expire issued Licensed Patent(s) licensed under this Agreement. As patents expire, Licensed Product(s) covered by an expired patent but not by other Licensed Patent(s) will not be subject to further royalty payments.

8.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

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                                                                  No. TCL-698-93

      Article 7      Books and Records
      Article 13     Patent Prosecution and Maintenance
      Article 14     Use of Names and Trademarks
      Article 19     Indemnification and Insurance
      Article 25     Export Control Laws

                                     9.  DISPUTES

9.1 The Parties shall attempt to jointly resolve all disputes (such joint resolution may include non-binding arbitration) arising from this Agreement. If the Parties are unable to jointly resolve a dispute within a reasonable time, then the Parties or either of them shall have the right to commence proceedings in a court of competent jurisdiction. U.S. Federal law is to govern the Agreement to the extent there is such law. To the extent that there is no applicable U.S. Federal law, this Agreement and performance thereunder shall be governed by the law of the State of California without reference to that state's conflicts of law provisions.

                           10.  TERMINATION BY THE REGENTS

10.1 The right to terminate this Agreement, if exercised by THE REGENTS, supersedes the rights granted in Article 3 (LICENSE GRANT). If the LICENSEE should fail to perform any material term or covenant of this Agreement, then THE REGENTS may give written notice of such default ("Notice of Default") to the LICENSEE. If the LICENSEE should fail to remedy such default or initiate satisfactory action toward the remedy with satisfaction and tangible evidence that the deficiency has been cured within sixty (60) days of the effective date of such Notice of Default, THE REGENTS shall have the right to terminate this Agreement and the licenses granted herein by a second written notice ("Notice of Termination"). If Notice of Termination is sent to the LICENSEE, this Agreement shall automatically terminate on the effective date of such notice. The LICENSEE's failure to pay any royalty or other fee by the date required under Exhibit B shall be considered to be a material breach subject to termination of the license.

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                                                                  No. TCL-698-93

10.2 Termination of this Agreement shall not relieve the LICENSEE of any obligation or liability accrued hereunder prior to such termination, or rescind any payments due or paid to THE REGENTS hereunder prior to the time such termination becomes effective. Such termination shall not affect, in any manner, any rights of THE REGENTS arising under this Agreement prior to such termination.

                           11.  TERMINATION BY THE LICENSEE

11.1 The LICENSEE shall have the right at any time to terminate this Agreement in whole or as to any portion of THE REGENTS' Intellectual Property Rights by giving notice in writing to THE REGENTS.
      Termination of this Agreement by the LICENSEE shall be effective ninety
      (90) days from the effective date of such notice. Any termination of this Agreement shall not affect the rights and obligations set forth in
      Article 8.2.

                        12.  DISPOSITION OF LICENSED PRODUCTS
                               ON HAND UPON TERMINATION

12.1 Upon termination of this Agreement for any reason other than expiration of Licensed Patent(s), LICENSEE shall provide THE REGENTS within forty-five (45) days following the effective date of termination with written inventory of all Licensed Products in process of manufacture or in stock, and shall dispose of such Licensed Products within one hundred and twenty (120) days of the effective date of termination, provided, however, that the sales of all such Licensed Products shall be subject to the terms of this Agreement.

                       13.  PATENT PROSECUTION AND MAINTENANCE

13.1 THE REGENTS shall diligently pursue and maintain the United States patents for Licensed Patent(s) using counsel of its choice,

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                                                                  No. TCL-698-93

      and such patents will be held in the name of THE REGENTS. THE REGENTS shall provide the LICENSEE with copies of all relevant documentation so that the LICENSEE may be informed and apprised of the continuing prosecution and to comment on and/or make suggestions, and the LICENSEE agrees to keep this documentation confidential.

13.2 THE REGENTS may, at its option, amend any patent application to include claims reasonably requested by the LICENSEE to protect the products contemplated to be sold or methods used under this Agreement.

13.3 The cost of preparing, filing, prosecuting and maintaining existing United States and foreign patents filed as of the Effective Date of this Agreement shall be borne by THE REGENTS.

13.4 The LICENSEE shall have the right to request that THE REGENTS obtain patent protection on THE REGENTS' Intellectual Property Rights in foreign countries if available and if it so desires. The LICENSEE must notify THE REGENTS within seven (7) months of the filing of the corresponding United States application of its decision to obtain foreign patents. This notice concerning foreign filing shall be in writing and identify the countries desired. The absence of such a notice to THE REGENTS shall be considered an election not to secure foreign rights.

13.5 The cost of preparation, filing and prosecution of foreign patent applications filed at the LICENSEE's request, as well as the maintenance of all resulting patents, shall be borne by the LICENSEE, so long as the LICENSEE has an exclusive license in at least one application. Such patents shall be held in the name of THE REGENTS and shall be obtained using counsel of THE REGENTS' choice.

13.6 The LICENSEE's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement

                                                                  No. TCL-698-93

      remains in effect, provided, however, that the LICENSEE may terminate its obligations with respect to any given patent application or patent upon ninety (90) days' written notice to THE REGENTS. THE REGENTS may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that the LICENSEE shall have no further rights or licenses thereunder.

13.7 THE REGENTS shall have the right to file patent applications at its own expense in any country in which the LICENSEE has not elected to secure patent rights.

                           14.  USE OF NAMES AND TRADEMARKS
                            AND NONDISCLOSURE OF AGREEMENT

14.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including any contraction, abbreviation, or simulation of any of the foregoing). The use of the name "LLNL" or "the Regents of the University of California" or the name of any University of California campus is expressly prohibited.

      It is understood that THE REGENTS shall be free to release to the inventors the terms and conditions of this Agreement upon request of the inventors. If such release is made, THE REGENTS shall request that the inventors not disclose such terms and conditions to others. It is further understood that should a third party inquire whether a license to Licensed Patents is available, THE REGENTS may disclose the existence of this Agreement and the extent of the grant in Article 3 (GRANT) to such third party, but shall not disclose the terms of this Agreement or the name of the LICENSEE, except where THE REGENTS is required to release information under either the California Public Records Act or other applicable law.

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                                                                  No. TCL-698-93

                                15.  LIMITED WARRANTY

15.1 THIS LICENSE AND THE ASSOCIATED THE REGENTS' INTELLECTUAL PROPERTY RIGHTS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE REGENTS' INTELLECTUAL PROPERTY RIGHTS, LICENSED PATENT(S), OR LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

15.2 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE REGENTS' INTELLECTUAL PROPERTY RIGHTS, LICENSED PATENT(S), OR LICENSED PRODUCT(S).

15.3 NEITHER THE UNITED STATES DEPARTMENT OF ENERGY, NOR ANY OF ITS EMPLOYEES, MAKES ANY WARRANTY, EXPRESS OR IMPLIED, OR ASSUMES ANY LEGAL LIABILITY OR RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY INFORMATION, APPARATUS, OR PRODUCT DISCLOSED, OR REPRESENTS THAT ITS USE WOULD NOT INFRINGE PRIVATELY OWNED RIGHTS.

15.4  Nothing in this Agreement shall be construed as:

      15.4a A warranty or representation by THE REGENTS as to the validity or scope of any of THE REGENTS' Intellectual Property Rights, Licensed Patent(s) or Patent Rights;

      15.4b A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in

                                                                  No. TCL-698-93

              this Agreement is or will be free from infringement of patent(s) of third parties;

      15.4c Any obligation to bring or prosecute actions or suits against third parties for patent infringement;

      15.4d Conferring by implication, estoppel or otherwise any license or rights under any patents of THE REGENTS, other than Licensed Patent(s) as defined herein, regardless of whether such patents are dominant or subordinate to Licensed Patent(s); or

      15.4e An obligation to furnish any know-how not provided in Licensed Patent(s).

                               16.  PATENT INFRINGEMENT

16.1 In the event that the LICENSEE shall learn of the substantial infringement of any Licensed Patent(s), the LICENSEE shall call THE REGENTS' attention thereto in writing and shall provide THE REGENTS with reasonable evidence of such infringement. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

16.2 The LICENSEE may request that THE REGENTS take legal action against the infringement of THE REGENTS' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the LICENSEE. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, THE REGENTS shall have the right to:

      16.2a  Commence suit on their own account; or

      16.2b Refuse to participate in such suit, and THE REGENTS shall give notice of their election in writing to the

                                                                  No. TCL-698-93

             LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from the LICENSEE. The LICENSEE may thereafter bring suit for patent infringement, if and only if, THE REGENTS elect not to commence suit (other than as nominal party plaintiff) and if the infringement occurred during the period and in a jurisdiction where the LICENSEE has rights under this Agreement. However, in the event the LICENSEE elects to bring suit in accordance with this Article, THE REGENTS may thereafter join such suit at its own expense.

16.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries thereby shall belong to such party, provided, however, the legal action brought jointly by THE REGENTS and the LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

16.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that THE REGENTS at its expense may be represented by counsel of its choice pursuant to THE REGENTS' determination in any suit brought by the LICENSEE.

                                     17.  WAIVER

17.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

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                                                                  No. TCL-698-93

                                  18.  ASSIGNABILITY

18.1 This Agreement is binding upon and shall inure to the benefit of THE REGENTS, its successors and assigns, but shall be personal to the LICENSEE and assignable by the LICENSEE only with the written consent of THE REGENTS.

                          19.  INDEMNIFICATION AND INSURANCE

19.1 The LICENSEE agrees to indemnify, hold harmless and defend THE REGENTS and DOE, their officers, employees, and agents; the inventors of the inventions disclosed in the patents and patent applications in Licensed Patent(s) against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license. The LICENSEE shall pay any and all costs incurred by THE REGENTS in enforcing this indemnification, including reasonable attorney fees.

19.2 The LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance with an insurance company acceptable to THE REGENTS, which acceptance shall conform to reasonable business standards, as follows: A minimum level of two million dollars ($2,000,000) of Comprehensive or Commercial Form General Liability Insurance (including contractual liability and products liability).

      The coverages referred to in this Article 19 shall not in any way limit the liability of the LICENSEE. The LICENSEE shall furnish THE REGENTS with certificates of insurance, including renewals, evidencing compliance with all requirements at least thirty (30) days prior to the first commercial sale, or distribution of Licensed Product.

      19.2a If such insurance is written on a claims-made form, coverage shall provide for a retroactive date of placement

                                                                  No. TCL-698-93

              prior to or coinciding with the effective date of this License Agreement.

      19.2b The LICENSEE shall maintain the general liability insurance specified herein during (a) the period that the Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by the LICENSEE or by a sublicensee, affiliate, or agent of the LICENSEE, and (b) a reasonable period thereafter, but in no event less than one (1) year.

19.3  Insurance coverage as required under Article 19.2 above shall:

      (a) Provide for thirty (30) days advance written notice to THE REGENTS of cancellation or of any modification.

      (b) Indicate that DOE, THE REGENTS and its officers, employees, students, and agents, have been endorsed thereon as additional insureds.

      (c) Include a provision that the coverages will be primary and will not participate with, nor will be excess over, any valid and collectible insurance or program or self-insurance carried or maintained by THE REGENTS.

19.4 The provisions of this Article 19 shall survive the term of this Agreement.

                                  20.  LATE PAYMENTS

20.1 In the event royalty payments or fees are not received by THE REGENTS when due, LICENSEE shall pay to THE REGENTS interest charges at the rate of five percent (5%) plus the rate of interest that is charged by the San Francisco Federal Reserve Bank to member banks twenty-five (25) days prior to the date the payment was due.

                                                                  No. TCL-698-93

                                     21.  NOTICES

21.1 Any royalty payment, royalty report, notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective on (a) the date of delivery if delivered in person, or (b) the fifth day after mailing if mailed by first-class certified mail, postage paid, to the respective address given below, or to such other address as shall be designated by written notice given to the other party as follows:

In the case of the LICENSEE:  AMERIGON, INCORPORATED
                              3601 Empire Avenue
                              Burbank, CA 91505
                              Attn: President

In the case of THE REGENTS:   LAWRENCE LIVERMORE
                              NATIONAL LABORATORY
                              Technology Transfer Initiatives Program
                              P.O. Box 808, L-795
                              Livermore, CA 94550
                              Attention: Program Leader, TTIP

                                 22.  GOVERNING LAWS

22.1 This Agreement shall be interpreted and construed in accordance with the University of California/DOE Contract No. W-7405-ENG-48 and the laws of the State of California, USA, without regard to the doctrine of the conflict of laws.

                                 23.  PATENT MARKING

23.1 When Licensed Product(s) are made, used, and/or sold under Licensed Patent(s), the LICENSEE agrees to mark all Licensed Product(s), and their containers, in accordance with the applicable patent marking laws.

                                                                  No. TCL-698-93

                       24.  GOVERNMENT APPROVAL OR REGISTRATION

24.1 If this Agreement or any associated transaction is required by the law of any nation to be approved or registered with any governmental agency, the LICENSEE shall assume all associated costs and legal obligations to do so.

                               25.  EXPORT CONTROL LAWS

25.1 The LICENSEE shall observe all applicable United States and foreign laws and regulations with respect to the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                                  26. FORCE MAJEURE

26.1 No failure or omission by The Regents or LICENSEE in the performance of any obligation under this agreement shall be deemed a breach of this agreement or create any liability if the same shall arise from any cause or causes beyond the control of The Regents or LICENSEE, including but not limited to the following: Acts of God, acts or omission of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation if beyond the control of the party in question.

                                  27.  MISCELLANEOUS

27.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                                                                  No. TCL-698-93

27.2 This Agreement will be binding upon the parties when it has been executed by each of the parties hereto as of the date of execution by the last signing party.

27.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

27.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

27.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

27.6  This Agreement may be executed in counterparts.

                                                                  No. TCL-698-93

      IN WITNESS WHEREOF, both THE REGENTS and the LICENSEE have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.


THE REGENTS OF THE                     AMERIGON, INCORPORATED
UNIVERSITY OF CALIFORNIA


By: /s/ Ronald W. Cochran              By: /s/ Lon E. Bell
    --------------------------------       --------------------------------
    (Signature)                             (Signature)

Name: Ronald W. Cochran                Name: Lon E. Bell
      ------------------------------         ------------------------------

Title: Laboratory Executive Officer    Title: President
       -----------------------------          -----------------------------

Date: January 20, 1994                 Date: 11-January 1994
      ------------------------------         ------------------------------

                                                                  No. TCL-698-93

                                      EXHIBIT A

                     "THE REGENTS' INTELLECTUAL PROPERTY RIGHTS"

"THE REGENTS' Intellectual Property Rights" shall mean the intellectual property covering technology described by the following invention disclosure(s):

INVENTION DISCLOSURES:

Certain inventions related to the UWB Impulse Radar Technology as described in the following LLNL Invention Disclosures: IL-9092, "Ultra-Wideband Radar Motion Sensor," dated September 3, 1992, (U.S. Patent Application No. 08044717), by Thomas Edward McEwan; IL-9091, "A Differential Receiver for Ultra-Wideband Signals," dated September 1, 1992 (U.S. Patent Application No. 08044745), by Thomas Edward McEwan; and IL-9318, "Two Terminal Micropower Radar Sensor," dated July 16, 1993, by Thomas Edward McEwan.

                                                                  No. TCL-698-93

                                      EXHIBIT B

                            LICENSE FEES AND ROYALTY RATES

                                        NOTICE

This Exhibit B contains financial and commercial information deemed Business Confidential and the parties hereby agree not to use or to disclose the terms agreed to herein to any third party without the express written consent of the other party hereto except as necessary to enable the parties to perform under this Agreement or as may be required by the Regents' contract with the U.S. Department of Energy under the same restrictions.

    A.             *






    B.             *












----------------------------
    *   Confidential portions omitted and filed separately with the Commission.

                                                                  No. TCL-698-93

    C.             *















----------------------------
*   Confidential portions omitted and filed separately with the Commission.

                      LAWRENCE LIVERMORE NATIONAL LABORATORY
                   INDUSTRIAL PARTNERSHIPS & COMMERCIALIZATION




                                  September 19, 1996
                                      LIC96-319


Josh Newman
Amerigon, Incorporated
404 East Huntington Drive
Monrovia, CA  91016-3600

SUBJECT: Amerigon Micropower Impulse Radar (MIR) License
         No. TL-796-94

Dear Mr. Newman:

As you requested, this confirms that in Article 2.2 of the subject license "Field of Use" and "applications" cover Blind Spot Sensing for highway passenger vehicles to provide back up parking assistance.

                                       William J. Grant


                                       /s/ William J. Grant

                                       Business Specialist








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